Exhibit 99.1

Switch and Data Reports First Quarter 2009 Financial and Operating Results

  Revenue Grew 18.5%
  EBITDA Increased 31.7%
  EBITDA Margin Expanded From 31.7% to 35.2%

TAMPA, Fla.--(BUSINESS WIRE)--April 28, 2009--Switch & Data Facilities Company, Inc. (NASDAQ:SDXC), a leading provider of network neutral data center and Internet exchange services, today reported strong financial results for the first quarter ended March 31, 2009.

“In the first quarter we delivered strong sequential recurring revenue growth and improved margins supported by continued demand for our services,” commented Keith Olsen, Switch and Data President and CEO. Added, Mr. Olsen, “Switch and Data posted an overall solid performance.”

First Quarter 2009

Total revenues increased 18.5% from $39.8 million to $47.1 million in the first quarter of 2009 compared to the same period in 2008. Recurring revenues, which consist of colocation and interconnection services, increased 19.2% over the same period in the prior year to $44.9 million. Non-recurring revenues, representing one time installation fees and services, were $2.3 million in the first quarter 2009, compared to $2.2 million in the same period of the prior year.

EBITDA increased 31.7% from $12.6 million to $16.6 million in the first quarter of 2009 compared to the same period in 2008. EBITDA margins increased from 31.7% to 35.2% in the first quarter of 2009 compared to the same period 2008. (A reconciliation between GAAP information and non-GAAP information contained in this press release can be found in the table immediately following the Consolidated Statements of Cash Flow, as well as on the Company’s website in the Investor Relations section.)

Expenses

Cost of revenues, excluding depreciation and amortization, for the first quarter 2009 was $24.3 million compared to $20.4 million for the first quarter 2008. The increase is primarily due to the incremental expenses associated with investments the company made in the top markets to add product capacities. As a percentage of revenues, cost of revenues were 51.5% in first quarter 2009 compared to 51.2% in the first quarter of 2008.

Sales and marketing costs decreased as a percentage of revenue from 13.1% in first quarter 2008 to 11.1% in first quarter 2009. Sales and marketing costs were $5.2 million in each of the first quarters in 2009 and 2008. General and administrative (G&A) expenses decreased as a percentage of revenue from 10.9% in first quarter 2008 to 9.9% in first quarter 2009. G&A expenses were $4.7 million for the first quarter 2009 compared to $4.3 million for the first quarter 2008. Total stock based compensation expense was $1.4 million in the first quarter of 2009.

Balance Sheet and Cash Flow

The Company had cash and cash equivalents of $22.4 million on March 31, 2009. Total bank debt outstanding on March 31, 2009 was $142.5 million.

Cash capital expenditures in the quarter were $23.7 million.

Business Outlook

The Company expects the following financial results for 2009:

  Total revenues are expected to be in the range of $207 to 210 million
  EBITDA for the year is expected to be between $71 to 73 million
  Capital expenditures are projected at $75 million

Switch and Data does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, net income (loss) from operations, cash generated from operating activities and cash used in investing activities and, as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. The Company intends to calculate the various non-GAAP financial measures in future periods consistent with the calculation method utilized for the three months ended March 31, 2009 as presented within this press release.

Conference Call Info

The Company will host a conference call to discuss first quarter 2009 results on Tuesday, April 28, 2009 at 4:30 p.m. ET. To listen to the conference call live, please dial 888-680-0865 or 617–213-4853 (international callers) and reference Passcode 57284040. The conference call will be webcast and can be accessed from the Company’s website at www.switchanddata.com in the Investor Relations section. A replay of the conference call will be available for one week beginning at 6:30 p.m. ET on Tuesday, April 28, 2009 until 11:59 p.m. ET on May 5, 2009. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 (international) and referencing Passcode 20414866. The webcast will be archived on the Company’s website at www.switchanddata.com.

About the Company

Switch and Data is a premier provider of network-neutral data centers that house, power, and interconnect the Internet. Leading content companies, enterprises, and communications service providers rely on Switch and Data to connect to customers and exchange Internet traffic. Switch and Data has built a reputation for world-class service, delivered across the broadest colocation footprint and richest network of interconnections in North America. Switch and Data operates 34 sites in the U.S. and Canada, provides one of the highest customer satisfaction scores for technical and engineering support in the industry, and is home to PAIX(R) - the world's first commercial Internet exchange.

Important information about Switch and Data is routinely posted to the investor relations section of the company’s website www.switchanddata.com. For copies of all Switch and Data press releases and SEC filings, please visit www.switchanddata.com and click on Investor Relations tab. To automatically receive Switch and Data financial news by email, please visit www.switchanddata.com and subscribe to Email Alerts. Investors are encouraged to check Switch and Data’s website frequently to access the most up to date information.

Forward-Looking Statements

Certain statements herein are “forward-looking statements.” Such forward-looking statements are not historical facts but instead reflect Switch and Data’s current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of Switch and Data’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. The information set forth under the caption “Business Outlook” are forward-looking statements. Words such as expects, believes, estimates, anticipates and similar language indicates forward-looking statements. Further information concerning Switch and Data and its business, including factors that potentially could materially affect Switch and Data's financial results and conditions, as well as its other achievements, are contained in Switch and Data's filings with the Securities and Exchange Commission. Switch and Data does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Switch & Data Facilities Company, Inc. Consolidated Statement of Operations (in thousands, except earnings per share) (Unaudited)

	For the three months ended March 31,
	2008	2009
Revenues	$39,777	$47,133
Costs and operating expenses
Cost of revenues, exclusive of depreciation and amortization	20,359	24,293
Sales and marketing	5,194	5,224
General and administrative	4,331	4,682
Depreciation and amortization	6,524	10,046
Total costs and operating expenses	36,408	44,245
Operating income	3,369	2,888
Interest income	372	3
Interest expense	(2,502)	(4,358)
Loss from debt extinguishment	(695)	-
Other expense, net	(161)	(238)
Income (loss) before income taxes	383	(1,705)
Provision for income taxes	(44)	(275)
Net income (loss)	$339	$(1,980)

Income (loss) per common share—basic	$0.01	$(0.06)

Weighted average common shares outstanding—basic	34,311	34,563

Income (loss) per common share—diluted	$0.01	$(0.06)

Weighted average common shares outstanding—diluted	34,896	34,563

Switch & Data Facilities Company, Inc. Consolidated Balance Sheet (in thousands) (Unaudited)

	December 31,	March 31,
	2008	2009
Assets
Current assets
Cash and cash equivalents	$14,706	$22,421
Accounts receivable, net of allowance for bad debts of $818 and $971, respectively	11,497	10,584
Prepaids and other assets	2,429	1,584
Total current assets	28,632	34,589
Property and equipment, net	270,286	278,253
Goodwill	36,023	36,023
Other intangible assets, net	18,575	17,625
Other long-term assets, net	5,349	5,393
Total assets	$358,865	$371,883

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$34,131	$22,901
Derivative liability	7,434	8,173
Current portion of unearned revenue	3,629	3,362
Current portion of deferred rent	455	459
Current portion of customer security deposits	547	600
Current portion of long-term debt	-	3,563
Total current liabilities	46,196	39,058
Unearned revenue, less current portion	1,858	1,841
Deferred rent, less current portion	18,587	20,819
Customer security deposits, less current portion	376	305
Long-term debt, less current portion	120,000	138,937
Long-term portion of capital lease obligation	50,927	50,990
Total liabilities	237,944	251,950

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value, 200,000 shares authorized; 34,563 issued and outstanding as of December 31, 2008 and March 31, 2009	3	3
Preferred stock, $0.0001 par value, 25,000 shares authorized; no shares issued	-	-
Additional paid-in capital	347,909	349,273
Accumulated deficit	(224,534)	(226,513)
Accumulated other comprehensive loss	(2,457)	(2,830)
Total stockholders’ equity	120,921	119,933
Total liabilities and stockholders’ equity	$358,865	$371,883

Switch & Data Facilities Company, Inc. Condensed Consolidated Statement of Cash Flows (in thousands) (Unaudited)

	For the three months ended March 31,
	2008	2009
Cash flows from operating activities:
Net income (loss)	$339	$(1,980)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	5,217	9,144
Amortization of debt issuance costs	88	230
Amortization of other intangible assets	1,308	903
Loss on debt extinguishment	695	-
Stock compensation expense	1,515	1,365
Provision for bad debts, net of recoveries	268	223
Deferred rent	1,133	2,270
Change in fair value of derivative	1,065	739
Loss (gain) on disposal of fixed assets	13	(5)
Changes in operating assets and liabilities
Decrease in accounts receivable	1,049	673
Decrease in prepaids and other assets	22	844
Increase in other long term assets	(29)	(275)
Decrease in accounts payable, accrued expenses, and other liabilities	(1,052)	(4,904)
Decrease in unearned revenue	(595)	(263)
Net cash provided by operating activities	11,036	8,964

Cash flows from investing activities:
Purchase of property and equipment	(24,908)	(23,734)
Net cash used in investing activities	(24,908)	(23,734)

Cash flows from financing activities:
Principal payments under long-term debt	(38,189)	-
Proceeds from long-term debt	120,000	22,500
Debt issuance and amendment costs	(3,801)	-
Net cash provided by financing activities	78,010	22,500

Net increase in cash and cash equivalents	64,138	7,730
Effect of exchange rate changes on cash	(184)	(15)

Cash and cash equivalents:
Beginning of the period	45,595	14,706
End of the period	$109,549	$22,421

Additional Company Information

	For the three months ended
($ in Thousands)	March 31. 2008		March 31. 2009
Revenues
Colocation	$25,297	64%	$30,228	64%
Interconnection	12,326	31%	14,629	31%
Recurring Total	$37,623	95%	$44,857	95%
Non-recurring	2,154	5%	2,276	5%
Total	$39,777	100%	$47,133	100%

	March 31,	March 31,
	2008	2009
Number of customers	907	966
Number of cross connects	19,797	21,504
Cabinet equivalents billed	7,034	7,864
Utilization rate	70.3%	60.4%

	For the three months ended
	March 31,	March 31
	2008	2009
New Sales ($ in Thousands):
Recurring revenue	$1,333	$1,297
Non-recurring revenue	1,830	1,825
New Sales	$3,163	$3,122

*Recurring revenues represent new service agreements entered into by new and existing customers during the given quarter. Revenues from these agreements will recur monthly over the life of the agreement.

**Non-recurring revenues represent the one-time installation fees associated with new service agreements. These one-time fees are billed to customers upon completion of the installation service and such revenues are recognized on a straight-line basis over the life of the agreement.

EBITDA Reconciliation

Switch and Data defines EBITDA as operating income from continuing operations, plus depreciation and amortization, stock-based compensation expense and other non-cash items such as deferred rent. The following is a reconciliation of the Company’s operating income (loss) for the three months ended March 31, 2008 and March 31, 2009 to EBITDA.

Switch and Data uses EBITDA:

  As measurements of operating performance because they assist management in comparing the results on a consistent basis as they remove the impact of items not directly resulting from operations;
  For planning purposes, including the preparation of its internal annual operating budget;
  To establish targets for certain management compensation; and
  To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.

The Company prepares EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. Investors are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate. As an analytical tool, EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating EBITDA, investors should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Switch and Data’s presentation of EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

	For the three months ended March 31,
(in thousands)	2008	2009
Operating income	$3,369	$2,888
Depreciation and amortization	6,524	10,046
Deferred rent expense, non-cash	1,133	2,270
Loss (gain) on disposal of fixed assets (1)	6	(5)
Stock-based compensation expense (2)	1,515	1,365
Legal expenses for real estate litigation (3)	46	26
EBITDA	$12,593	$16,590

Footnotes:

(1) Loss on disposal of fixed assets is a non-cash expense that can be found on the Statement of Cash Flows.

(2) Stock compensation expense is a non-cash accrued expense to the company that can be found on the Statement of Cash Flows.

(3) The Company has incurred legal expenses for lawsuits brought by several landlords for alleged breach of lease agreements. These expenses are included in the General and Administrative line item of the Statement of Operations.

CONTACT:
Investor Relations:
Switch & Data Facilities Company, Inc.
Kathleen Heaney, 203-803-3585
ir@switchanddata.com